Exhibit 10.1

June 7, 2012

James C. Morgan

(Home address redacted)

Dear James:

On behalf of ICF International, Inc. (ICF), I am pleased to extend to you an offer of employment with ICF in our Fairfax, Virginia office reporting directly to Sudhakar Kesavan, Chief Executive Officer of ICF. Upon acceptance of this offer, it is expected that you will be appointed by the Board of Directors to the position of Executive Vice President, Chief Financial Officer (EVP, CFO) of ICF effective July 16, 2012 which will also be your first day of employment with the company. Sudhakar and the senior staff are eager to work with you. We believe this offer provides you and ICF with a unique opportunity to spur the growth of the company.

Your compensation will consist of an annual base salary, participation in ICF’s long term equity and annual cash incentive programs, and participation in various ICF welfare and pension benefit plans and programs. In addition, during your initial year of employment, you will receive a “sign-on” cash payment and an equity grant. Such compensation components are described below.

Annual Base Salary: Your base salary will be paid at a bi-weekly rate of $17,307.69, which equates to an annual base salary of $450,000. You will be eligible to be considered for salary increases available to senior staff in March 2013.

Sign-On Cash: You will be given a $100,000 sign-on cash award to be paid no later than July 31, 2012. If you leave ICF for any reason (other than death or disability) prior to July 16, 2014, you will be obligated to reimburse ICF $100,000 (without reduction for any taxes withheld) within three (3) business days after your termination of employment.

Sign-On Equity Grant: You will be granted restricted stock units (“RSUs”) with a value of $125,000 and stock options with a value of $125,000 under ICF’s 2010 Omnibus Plan on the third business day following the public disclosure of ICF’s financial results for the second quarter of 2012; provided that such third business day occurs on or after your employment commencement date (July 16, 2012) and provided further that if such third business day does not so occur, such RSUs will be granted to you on the third Monday that is a business day and that follows the public disclosure of ICF’s financial results for the second quarter of 2012. The RSUs will vest during your ICF employment during the 4-year period from the applicable grant date, with 25% vesting occurring each year on the anniversary date of the applicable date of grant. The stock options will vest during your ICF employment during the 3-year period from the applicable grant date, with 33% vesting occurring on the first and second anniversary date of grant and 34% vesting on the third anniversary date of the grant.

Annual Cash Bonus Opportunity: You are eligible to participate in ICF’s annual incentive program. Your targeted bonus for “On Plan” goal achievement is 60% of your base salary with bonus distribution generally occurring in March of the following year. In 2012, your targeted bonus of $270,000 will be guaranteed provided you are performing at an acceptable level and are employed in a benefits-eligible position at the time the bonus is distributed in no later than March 15, 2013. Shortly after your employment commencement date, the Compensation Committee of the Board of Directors (Compensation Committee) will provide you with your targeted performance goals for 2012. Eligibility for a bonus distribution beyond 2013 will be based on ICF’s and your performance against established goals and paid out provided you are performing at an acceptable level and are employed in a benefits-eligible position at the time the bonus is distributed.

2013 Targeted Annual Equity Opportunity: You will be eligible to participate in ICF’s incentive compensation plan in 2013. In 2013, you will be eligible to receive an equity grant covering stock with a value equal to 60% of your 2013 base salary. Each year in March/April, the Compensation Committee determines awards for all participants. Grants under the 2010 Omnibus Plan have been composed of a combination of options and RSUs. The vesting period for each type of award is also determined by the Compensation Committee and typically is a 3 to 4 year progressive vesting schedule. For 2013, awards are expected to be composed of 50% options and 50% RSUs. The options are expected to have a 3-year vesting schedule (33-1/3% each year) and the RSUs are expected to have a 4-year vesting schedule (25% each year).

Benefits: You will be eligible to participate in the standard executive pension and welfare benefit plans sponsored by ICF, including health insurance, dental insurance, disability insurance, life insurance, sick leave, a non-qualified deferred compensation plan and a tax-qualified retirement plan with a 401(k) feature.

Officers’ Leave: You will participate in the Officers’ Discretionary Leave Program. This program enables you to use your own discretion as to the amount of paid time off you take from work. You are eligible to take paid time off immediately upon hire. Use of discretionary leave is guided by client needs, project demands, and the overall effect of your absence on the business. Typically, officers take four weeks of leave during a calendar year.

Severance/Benefit Protection Provisions: Please see the attached agreement which contains the provisions for severance in case of no-cause termination and involuntary termination prior to or during the 12-month period following a change of control, and which is hereby incorporated into and made a part of the terms of this letter agreement.

Contingencies: Our offer is contingent upon review of any non-compete, non-solicitation, confidentiality or similar agreements under which you are obligated and your submission of the ICF application for employment. Your employment is also contingent upon the favorable outcome of a pre-employment check of your references and a background check, based upon ICF’s established standards, and your return of the attached documents: (1) Treatment of Documents from Prior Employment, (2) Code of Ethics Acknowledgement Form, and (3) Confidentiality, Intellectual Property, Non-competition Agreement and Non-solicitation Agreement. The background check will be conducted on our behalf by HireRight, an independent background screening company. After accepting this offer, you will receive an email from HireRight with instructions on how to complete your background check application. Please complete the online application immediately upon receipt of the email. Results are generally delivered within 3-4 business days, and you will be informed of your employment status at that time.

In accordance with the Immigration Reform and Control Act of 1986, you must submit proof of your identity and eligibility to work in the United States and complete the Employment Eligibility Verification (I-9) Form.

On July 16, please plan to be at 9300 Lee Highway, Fairfax, VA by 9:30 AM and check in with the receptionist. Your photo will be taken and you will be issued your ICF identification badge at that time. We will also complete the Employment Eligibility Verification (I-9) process at that time. I will plan to meet you at the receptionist desk shortly thereafter. ICF’s formal orientation process is conducted on-line and I will provide you with instructions on how to complete this process. If driving, please park in the area designated for visitors on the lower level of the garage.

Please return the documents, along with your signed acceptance of this offer, to me via email at candice.mendenhall@icfi.com. Please note that we will also need the original signed documents; however, you may bring them with you on your first day of employment. We must receive your written acceptance and the signed agreements by June 12, 2012 or the offer will no longer be valid.

We are enthusiastic about the prospect of having you join the ICF team and believe ICF will offer you challenges that will be professionally rewarding.

Sincerely,

/s/ Candice D. Mendenhall

Candice D. Mendenhall

Senior Vice President, Human Resources

Attachments

Please note that this letter supersedes all prior written or oral offers, agreements, and understandings between you and ICF. Your employment with ICF will be at-will, meaning, either you or ICF may terminate the employment relationship at any time for any reason. Salary and benefits are subject to change and do not continue after termination of employment, except as provided specifically (i) in this Agreement or the attached Severance Benefit/Protection Agreement, or (ii) in certain benefit plans at your expense.

Accepted:	/s/ James C. Morgan	Date:	June 8, 2012
James C. Morgan